EXHIBIT 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 11, 2005

BofI Holding, Inc.
12220 El Camino Real, Suite 220
San Diego, California 92130

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-121329) (the “Registration Statement”) of BofI Holding, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on December 16, 2004, relating to the registration under the Securities Act of 1933, as amended, of up to 2,587,500 shares of the Company’s common stock, $0.01 par value per share (the “Stock”), which are authorized but unissued stock to be offered and sold by the Company (including up to 337,500 shares subject to the underwriters’ over-allotment option). The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

We are of the opinion that the up to 2,587,500 shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP